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STARBUCKS CORPORATION

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Shareholder Engagement: Financial Targets, Executive Compensation, Governance & Global Social Impact Update February 16, 2018

Forward-Looking Statements Certain statements contained herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations, including, without limitation, statements regarding our fiscal 2018 and long-term targets and efficiency to drive long-term ROIC. Generally, these statements can be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based upon information available to Starbucks as of the date hereof, and Starbucks actual results or performance could differ materially from those stated or implied due to risks and uncertainties associated with its business. These risks and uncertainties include, but are not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, potential negative effects of material breaches of our information technology systems to the extent we experience a material breach, material failures of our information technology systems, costs associated with, and the successful execution of, the company’s initiatives and plans, including the integration of Starbucks Japan, the recently completed purchase of the remaining 50% ownership of our East China market and the closure of Teavana stores, the acceptance of the company’s products by our customers, our ability to obtain financing on acceptable terms, the impact of competition, coffee, dairy and other raw materials prices and availability, the effect of legal proceedings, the effects of the U.S. Tax Cuts and Jobs Act and related guidance and regulations that may be promulgated and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2017. The company assumes no obligation to update any of these forward-looking statements. Non-GAAP Financial Measures This presentation also includes our Fiscal 2018 Non-GAAP earnings per share target. Please refer to slides 21 and 22 for additional information regarding this Non-GAAP financial measure, including a reconciliation of this measure to the most directly comparable measure reported under United States GAAP.

Table of Contents Share our Financial Targets Summarize our Pay-for-Performance Executive Compensation Program Highlight our Corporate Governance Practices and Board of Directors Demonstrate our Commitment to being a Globally Responsible Company 4 8 12 15 Goals: Slide: Provide Board Recommendations 18

Financial Targets

Positioned to Deliver Long-Term Growth Strategic Plan Informed by the Following: 1 2 3 3% to 5% Annual Global Comp Store Sales Growth High single digits Annual Consolidated Net Revenue Growth 25% or greater Annual ROIC* 12% or greater Annual Non-GAAP EPS Growth Long-Term Financial Targets November 2017: Committed to returning $15 billion to shareholders through dividends and share repurchases over the next three years. Remain a growth company and deliver well above industry average comparable store sales, revenue, and profit growth Streamline our business, sharpening our focus, and making thoughtful investments that position us to play the long game Value creation strategy that includes consistent, long-term, profitable growth, and return of capital to shareholders * ROIC defined as net operating profit after taxes “NOPAT”/average invested capital normalized for acquisitions and divestitures. NOPAT adjusted for impairments and implied lease interest expense on operating leases; invested capital includes capitalized leases and excludes cash and cash equivalents and short- and long-term investments.

Laser-Focused on Fiscal 2018 Targets

Operational Priorities

1. Accelerate U.S. comps across all dayparts
2. Innovate across food & beverage
3. Accelerate the power and momentum of our digital flywheel
4. Enable long-term growth in China
5. Elevate the *Starbucks Experience* through Roasteries and Reserve
6. Gain share of at-home coffee

FY18 Targets

Global Comp Store Sales Growth(1)	**3% to 5%**
Consolidated Net Revenue Growth(2)	**High single digits**
Non-GAAP EPS(3)	**$2.48 to $2.53**

(1) We expect global comp store sales growth to be near the low end of the range for FY18.
(2) We expect consolidated net revenue growth of approximately 9% to 11% when including approximately 4 points of favorability from the East China acquisition and approximately 2 points of unfavorability from other streamlining activities.
(3) Non-GAAP EPS target consistent with guidance issued at the end of Q4 FY17 but updated to include the expected net impact of the new U.S. tax law's federal statutory tax rate and related reinvestments. GAAP EPS target of $3.32 to $3.36, consistent with guidance issued at the end of Q4 FY17 but updated to include expected net impact of the new U.S. tax law's federal statutory tax rate and related reinvestments. Please refer to the reconciliation of this non-GAAP measure to the most comparable GAAP measure beginning on slide 21.

6

Capital Returns and Efficiency

Capital Returns through Buybacks & Dividends [1]



($ in billions)
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
5-Year Cumulative: $11.8 billion; 5-Year Growth: 187%
$1.2
$0.6
$0.6
$1.5
$0.8
$0.8
$2.4
$1.4
$0.9
$3.2
$2.0
$1.2
$3.5
$2.0
$1.5
2013
2014
2015
2016
2017
Dividends
Share Repurchases

Efficiency to Drive our Long-Term Annual ROIC Target of 25% or Greater

- COGS: $1.4B in cumulative supply chain savings from FY15-FY21
- Core G&A: Grow at ½ the rate of revenue growth from FY17-FY21[2]
- Streamline initiatives to support ROIC:
  - Transitioned ~700 stores to a licensed model
  - Acquired East China JV
  - Closed or divested Teavana retail stores, Tazo, e-commerce
  - Implemented SKU rationalization

(1) November 2017: Increased quarterly cash dividend by 20% to $0.30 per share and committed to returning $15 billion to shareholders through dividends and share repurchases over the next three years.

(2) FY17-FY21 core G&A growth guidance excludes future costs related to certain items, including company initiatives and non-routine items.

7

Executive Compensation

Pay-for-Performance Starbucks executive compensation program reflects a strong pay-for-performance alignment tied to overall company and business-unit performance, with the vast majority of pay variable and “at-risk.” Long-Term Incentive Plan Annual Incentive Plan Performance RSUs (60%) Number of shares earned dependent upon achievement of two-year EPS goal ROIC – potential downward modifier Stock Options (40%) Realizable value dependent on future share price appreciation Executive Management Bonus Plan (EMBP) Cash based on objective performance goals: Adjusted net revenue – weighted at 50% Adjusted operating income – weighted at 50% The following generally describes the performance measures applicable to our annual and long-term incentives:

Fiscal 2017 Financial Results Under Incentive Plans (1) These financial performance metrics were used in determining (i) payouts under our EMBP, and (ii) the number of Performance RSUs earned with respect to awards granted in FY16. Note that these financial measures may differ from the comparable GAAP and Non-GAAP measures that we report, as these measures are adjusted to exclude the impact of certain non-routine and other items in accordance with the terms of our EMBP and our 2005 Long-Term Equity Incentive Plan. Further information regarding these measures and related adjustments is included in the Compensation Discussion & Analysis section of our proxy statement for our 2018 Annual Meeting of Shareholders. Fiscal 2017 Consolidated Financial Performance (in millions except EPS)(1) Adjusted Net Revenue Adjusted EPS Adjusted Operating Income ROIC In line with our emphasis on pay-for-performance and our performance relative to our peers, compensation awarded to our Named Executive Officers (NEOs) for Fiscal 2017 reflected the following financial results: $22,364.6 - $23,748.0 Perf. Target Range $4,400.5 - $5,057.0 Perf. Target Range 23.7% - 24.9% Perf. Target Range $2.022 - $2.298 Perf. Target Range $22,611 $4,394 25.2% $2.066

Executive Compensation Tied to Company Performance (1) Excluding our executive chairman, Howard Schultz, whose compensation is 100% variable. 79% 17% 4% president & ceo All Other NEOs(1) 90% Variable 83% Variable 86% 4% 10%

Corporate Governance

Fiscal 2017 Corporate Governance Highlights Independent Director Nominees 9 of 12 Mandatory Retirement Age 75 Full Board Meetings 8 Board Evaluations Annually Frequency of Board Elections Annual Director Equity Grants Yes

Diverse and Experienced Board of Directors(1) (1) Excludes William W. Bradley and Robert M. Gates, who will retire immediately prior to the 2018 Annual Meeting of Shareholders. Director names in black font are independent. Satya Nadella Joshua Cooper Ramo Clara Shih Javier G. Teruel Myron E. Ullman, III Craig E. Weatherup Howard Schultz Kevin R. Johnson Rosalind G. Brewer Mary N. Dillon Mellody Hobson Jørgen Vig Knudstorp

Outreach Efforts Global Social Impact

What is the Role and Responsibility of a For-Profit Public Company? Be Globally Responsible Create Opportunities Strengthen Communities 100% Ethically Sourced Coffee As of FY16, 99% of all coffee purchased is ethically sourced. Build and operate 10,000 stores globally by 2025 using green building standards Over 1,400 LEED® certified stores across 20 markets. Invest in 100% renewable energy to power operations globally by 2020 We have purchased Renewable Energy Credits (RECs) to cover 100% of our electricity usage in global company-operated stores, and in April 2017 we announced our investment in a solar farm which delivers enough clean energy to power 600+ Starbucks stores in the Southern & Mid-Atlantic United States. Double the recycled content, recyclability & reusability of our cup by 2022 Our cups currently contain 10% post-consumer fiber (PCF), with plans to move to 20% PCF underway. Working with an industry coalition, we are advocating to expand access for customers to be able to recycle our cups in more communities. Embrace and employ 100,000 Opportunity Youth by 2020 In 2015 we set a goal to hire 10,000 Opportunity Youth. To date, we have hired over 40,000 Opportunity Youth and expanded our goal to 100,000 by 2020. Hire and honor 25,000 veterans and military spouses by 2025 In March 2017, we met our initial goal of 10,000 hires and expanded the goal to 25,000. Welcome and employ 10,000 refugees globally by 2022 In January 2017, we announced our commitment to hire 10,000 refugees across the 76 markets we serve. Graduate 25,000 partners by 2025 and increase accessibility and performance More than 1,000 partners have graduated to-date with over 9,000 partners participating in ASU’s online degree programs. Have 100% of our stores worldwide annually participate in community service by 2020 We established our baseline of 25,000 stores and will track progress going forward. Rescue 100% of food available to donate by 2020 in U.S. company-operated stores The FoodShare program was announced in FY16 and began its rollout. To-date, we have launched over 15 markets and donated more than 3 million meals. Diverse Supply Chain Our program focuses on developing business relationships with companies that are at least 51% owned and operated by a minority, woman, LGBTQ, veteran or person with a disability. Today, our annual spend is nearly $700 million and accounts for approximately 10% of our total spend in the U.S. and Canada.

Our Future in Sustainable Coffee Making coffee the world’s first sustainably sourced agricultural product While nearly all of the coffee we purchase is ethically sourced, we can do more. Through the Sustainable Coffee Challenge, we are working together with other industry players, governments and nonprofit organizations to make coffee sustainable for all. Provide 100 million coffee trees to farmers by 2025 In just one year, through the One Tree for Every Bag Commitment we donated 25 million trees. We plan to provide 100 million trees to farmers by 2025. Invest $50 million in farmer loans by 2020 Through these loans, farmers have the ability to support agronomy, restoration and infrastructure improvements. We have $21.3 million currently committed or invested. Train 200,000 coffee farmers by 2020 We currently operate 8 Farmer Support Centers in key coffee producing countries around the world, including a Global Agronomy Center near San Jose, Costa Rica. Our open-source agronomy approach gives farmers in these regions free access to the latest findings of our top agronomists, including new varietals of disease-resistant trees and advanced soil-management techniques.

Board Recommendations

Proxy Voting Recommendations For each director nominee Election of 12 directors Proposal Recommendation For For Against Against Against Report on Sustainable Packaging Diversity Report Advisory resolution to approve our executive compensation Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018 Proxy Access Bylaw Amendments Management Proposals Shareholder Proposals

Fiscal 2018 Projected Non-GAAP Measures In addition to the GAAP EPS projection in this presentation, the company provides a non-GAAP EPS projection that is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Our non-GAAP EPS projection excludes the below listed items, as they do not contribute to a meaningful evaluation of the company's future operating performance or comparisons to the company's past operating performance. The GAAP measure most directly comparable to non-GAAP EPS projection is projected diluted net earnings per share.

Fiscal 2018 Projected Reconciliation of GAAP to Non-GAAP EPS (1) Represents restructuring related expenses and related inventory write-offs recorded within cost of sales including occupancy costs. (2) Includes transaction costs for the acquisition of our East China joint venture and the divestiture of our Taiwan joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of our East China joint venture and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs. (3) Represents the estimated impact of the U.S. Tax Cuts and Jobs Act, specifically the transition tax on undistributed foreign earnings and re-measurement of deferred taxes. (4) Represents incremental stock-based compensation award for U.S. partners. (5) Income tax effect on non-GAAP adjustments was determined based on the nature of the underlying items and their relevant jurisdictional tax rates. Non-GAAP EPS may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the company does, limiting the usefulness of this measure for comparative purposes.